UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

CIRCOR INTERNATIONAL, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 16, 2023

CIRCOR INTERNATIONAL INC.
(Exact name of Registrant as specified in its charter)

Delaware	001-14962	04-3477276
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

30 CORPORATE DRIVE, SUITE 200
Burlington, MA 01803-4238
(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (781) 270-1200

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol	Name of each exchange on which registered

Common Stock, $0.01 Par Value Per Share	CIR	NYSE

Securities registered pursuant to section 12(g) of the Act: None

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐  Emerging Growth Company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

As previously disclosed, CIRCOR International, Inc. a Delaware corporation (“CIRCOR” or the “Company”), entered into an Agreement and Plan of Merger, by and among CIRCOR, Cube BidCo, Inc., a Delaware corporation (“Parent”), and Cube Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), dated as of June 5, 2023, as amended as of June 26, 2023 and June 29, 2023 (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger. Parent and Merger Sub are each an affiliate of investment funds managed by Kohlberg Kravis Roberts & Co. L.P. (“KKR”), a leading global investment firm. On July 17, 2023, CIRCOR filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with the Merger (the “Proxy Statement”).

Since the filing of the Proxy Statement, four complaints have been filed by purported CIRCOR stockholders as individual actions against CIRCOR and the members of its Board of Directors in the United States District Courts. Three complaints have been filed in the United States District Court for the Southern District of New York, captioned O’Dell v. Circor International, Inc., et al., Case No. 1:23-cv-06043 (filed July 13, 2023), Weiss v. Circor International, Inc., et al., Case No. 1:23-cv-06803 (filed August 3, 2023), and Lifschitz v. Circor International, Inc., et al., Case No. 1:23-cv-06949 (filed August 7, 2023). One complaint has been filed in the United States District Court for the District of Delaware, captioned Jones v. Circor International, Inc., et al., Case No. 1:23-cv-00838 (filed August 4, 2023). The foregoing complaints are referred to as the “Merger Actions.”

The Merger Actions allege that the preliminary proxy statement filed by CIRCOR with the SEC on July 5, 2023 or the Proxy Statement misrepresent and/or omit certain purportedly material information. The Merger Actions each assert claims for violations of Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Rule 14a-9 promulgated thereunder against CIRCOR and its Board of Directors, and violations of Section 20(a) of the Exchange Act against CIRCOR’s Board of Directors.

Additionally, CIRCOR has received demand letters from nine purported CIRCOR stockholders alleging similar insufficiencies in the disclosures in the Proxy Statement (such letters, the “Demands” and collectively with the Merger Actions, the “Litigation Matters”).

CIRCOR believes that the claims asserted in the Litigation Matters are without merit. CIRCOR denies that any further disclosure beyond that already contained in the Proxy Statement is required under applicable law to supplement the Proxy Statement, as claimed in the Litigation Matters. Nonetheless, in order to avoid the risk that litigation may delay or otherwise adversely affect the consummation of the Merger, to avoid nuisance and possible transaction delays, and to minimize the expense of defending against the Litigation Matters, and without admitting any liability or wrongdoing, CIRCOR is making the following supplemental disclosures to the Proxy Statement. If additional similar complaints are filed, absent new or significantly different allegations, the Company will not necessarily disclose such additional filings. Nothing in this Current Report on Form 8-K shall be deemed an admission of the legal necessity or materiality under applicable laws of any of the supplemental disclosures set forth herein. To the contrary, CIRCOR specifically denies all allegations in the Litigation Matters that any additional disclosure was or is required.

Supplemental Disclosures

This supplemental information (the “Supplemental Disclosures”) to the Proxy Statement should be read in conjunction with the Proxy Statement, which should be read in its entirety and is available on the SEC’s website at http://www.sec.gov, along with periodic reports and other information CIRCOR files with the SEC. The Supplemental Disclosures will not change the consideration to be paid to CIRCOR stockholders in connection with the Merger or the timing of the special meeting of CIRCOR stockholders (the “Special Meeting”) to be held virtually on August 24, 2023, at 9:00 a.m. Eastern Time. CIRCOR stockholders will be able to virtually attend and vote at the Special Meeting via the internet at www.virtualshareholdermeeting.com/CIR2023SM.

All page references in the information below are to pages in the Proxy Statement, and all terms used but not defined below shall have the meanings set forth in the Proxy Statement. To the extent the following information differs from or conflicts with the information contained in the Proxy Statement, the information set forth below shall be deemed to supersede the respective information in the Proxy Statement. New text within the amended and supplemented language from the Proxy Statement is indicated in bold and underlined text (e.g., bold, underlined text), and deleted text within the amended and supplemented language from the Proxy Statement is indicated in bold and strikethrough text (e.g., ~~bold, strikethrough text~~).

The disclosure in the section entitled “Background of the Merger,” beginning on page 26 of the Proxy Statement, is hereby amended and supplemented as follows:

The paragraph beginning “On September 8, 2021, in connection with discussions between a member of the Company’s management and representatives of a private equity firm” on page 26 of the Proxy Statement is hereby amended and supplemented as follows:

On September 8, 2021, in connection with discussions between a member of the Company’s management and representatives of a private equity firm (which we refer to as “Financial Party A”) regarding a transaction involving the Company and a business owned by Financial Party A, but not regarding a sale of the whole Company, the Company entered into a mutual non-disclosure agreement with Financial Party A, which included a standstill with a fallaway provision permitting either party to make an acquisition proposal for the other party at any time after any third party has entered into a definitive agreement to acquire, or the other party’s board of directors has approved an acquisition by any third party of, more than 50% of any class of the equity securities of the other party, and provided that neither party could request that the other party amend or waive the standstill without the prior written consent of the other party’s board of directors.

The paragraph beginning “Also on February 21, 2022, Mr. Ludwig, at the direction of the Committee, responded to the February 2022 KKR Proposal” on page 28 of the Proxy Statement is hereby amended and supplemented as follows:

Also on February 21, 2022, Mr. Ludwig, at the direction of the Committee, responded to the February 2022 KKR Proposal, and he told KKR via e-mail that the Company Board had concluded that the Company has an opportunity to create substantially more value than KKR proposed. He stated that the Company Board would be willing to share additional information under a non-disclosure agreement. Also on February 21, ~~2023~~ 2022, Jessica Wenzell, Senior Vice President, General Counsel and Chief People Officer of the Company, sent KKR a draft non-disclosure agreement and the parties subsequently executed the non-disclosure agreement on February 28, 2022. The non-disclosure agreement prohibited KKR (for an agreed-upon period) from (among other things) offering to acquire or acquiring the Company, and from taking certain other actions, including making any request to amend or waive the standstill provision, except by means of a confidential communication to the Chairman of the Company Board or the Company’s financial advisors, in each case, without the prior consent of the Company. The non-disclosure agreement also permitted KKR to make acquisition proposals at any time after the Company entered into a definitive agreement with a third party providing for a change of control transaction of the Company.

The paragraph beginning “On March 11, 2022, Mr. Ludwig and a representative of KKR held a telephone conversation during which Mr. Ludwig” on page 30 of the Proxy Statement is hereby amended and supplemented as follows:

On March 11, 2022, Mr. Ludwig and a representative of KKR held a telephone conversation during which Mr. Ludwig, after reminding the representative of KKR of the non-disclosure agreement between the parties, informed the representative of KKR that the Company had discovered accounting irregularities in one of its business units and that Company management would need to focus on the potential impact on the Company’s financial statements and that the Company would probably need to postpone the filing of the ~~2023~~2021 Form 10-K. Mr. Ludwig noted that the Company intended to continue dialogue with KKR following the filing of the 2021 Form 10-K.

The paragraph beginning “Between February 15, 2023 and March 8, 2023, at the direction of the Company Board” on page 33 of the Proxy Statement is hereby amended and supplemented as follows:

Between February 15, 2023 and March 8, 2023, at the direction of the Company Board, the financial advisors contacted over 90 potential bidders and sent draft non-disclosure agreements to 82 potential bidders, including Financial Party A, Financial Party B, Financial Party C, Strategic Party A, Strategic Party B, and Strategic Party C. In connection with the Company Board’s review of strategic alternatives, 71 potential bidders, including KKR, Financial Party A, Financial Party C, Strategic Party B and Strategic Party C, signed non-disclosure agreements with the Company, all of which contained customary standstill fallaway provisions permitting such parties to make acquisition proposals at any time after the Company entered into a definitive agreement with a third party providing for a change of control transaction of the Company, except for the agreement with one potential bidder that did not submit a first round bid, which agreement did not contain a standstill provision. None of the non-disclosure agreements entered into in 2023 contained a “don’t ask, don’t waive” provision. KKR and Financial Party A each executed amendments to the non-disclosure agreement that each party had executed in 2022 and 2021, respectively, which amendments extended the term of ~~its~~each respective original non-disclosure ~~agreements~~agreement and also ~~contained customary~~retained each agreement’s standstill fallaway provisions. Financial Party B and Strategic Party A indicated to representatives of the financial advisors that they were no longer interested in evaluating a transaction with the Company and neither signed a non-disclosure agreement.

The paragraph beginning “On April 11, 2023 and April 12, 2023, the Company received first round proposals from 26 potential bidders” on page 34 of the Proxy Statement is hereby amended and supplemented as follows:

On April 11, 2023 and April 12, 2023, the Company received first round proposals from 26 potential bidders, including proposals from KKR and Financial Party A. Eight of the proposals contemplated an acquisition of the whole Company with prices ranging from $30.00 to $50.00 per share of Company Common Stock (representing an enterprise value of $1,487 million at the top end of the range); six of the proposals contemplated an acquisition of the Company’s Aerospace & Defense business with purchase prices ranging from $675 million to $1.0 billion on an enterprise value basis; and 13 contemplated an acquisition of the Company’s Industrial business with purchase prices ranging from $350 million to $750 million on an enterprise value basis. One potential bidder submitted a proposal for both an acquisition of the whole Company and of the industrial business. KKR’s proposal contemplated the acquisition of all of the issued and outstanding shares of Company Common Stock for a price of $46.00 per share (the “April 11 KKR Proposal”). The April 11 KKR Proposal did not address the retention of any member of the Company’s senior management post-closing or include any proposals or terms with respect to any retention of the Company’s senior management.  The April 11 KKR Proposal did note that KKR would intend to structure a post-closing employee equity plan that all of the Company’s employees would participate in. A private equity firm (which we refer to as “Financial Party D”) submitted a proposal to acquire all of the issued and outstanding shares of Company Common Stock for a price ranging from $45.00 to $50.00 per share. Financial Party D’s proposal was the only proposal that contemplated the acquisition of the whole Company at a price in a range potentially higher than the April 11 KKR Proposal. The highest price proposed for the acquisition of the Company’s Aerospace & Defense business was a price range of $850 million to $1.0 billion on an enterprise value basis and was submitted by a private equity firm (which we refer to as “Financial Party E”). The highest price proposed for the acquisition of the Company’s Industrial business was a price range of $725 million to $750 million on an enterprise value basis and was submitted by a private equity firm (which we refer to as “Financial Party F”). Financial Party A’s proposal contemplated an acquisition of the Company’s Aerospace & Defense business with a purchase price ranging from $860 to $940 million on an enterprise value basis. Financial Party A did not include a proposal for an acquisition of the whole Company. Financial Party C’s proposal contemplated an acquisition of the Company for $38.25-$40.25 per share. Strategic Party B and Strategic Party C did not submit proposals.

The paragraph beginning “On May 30, 2023, representatives of KKR submitted a revised proposal to representatives of the financial advisors” on page 38 of the Proxy Statement is hereby amended and supplemented as follows:

On May 30, 2023, representatives of KKR submitted a revised proposal to representatives of the financial advisors proposing to acquire 100% of the outstanding shares of Company Common Stock for a purchase price of $48.10 per share in cash (the “May 30 KKR Proposal”). The May 30 KKR Proposal also confirmed that KKR had completed its commercial and confirmatory due diligence on the Company and had arranged for fully committed financing for the potential transaction, which would be obtained from a combination of equity capital and debt financing. The May 30 KKR Proposal did not address the retention of any member of the Company’s senior management post-closing or include any proposals or terms with respect to any retention of the Company’s senior management.  The May 30 KKR Proposal did note that, at the appropriate time, KKR would look forward to discussing go-forward incentive arrangements that grant equity participation for all of the Company’s employees, consistent with programs put into place at previous KKR portfolio companies. The May 30 KKR Proposal also was accompanied by initial drafts of the equity commitment letter, debt commitment letter, and limited guaranty. KKR requested a response from the Company Board by 5:00 p.m. Eastern Time on June 1, 2023.

The disclosure in the section entitled “Summary of Evercore’s Financial Analyses,” beginning on page 54 of the Proxy Statement, is hereby amended and supplemented as follows:

The paragraph beginning “Evercore performed a discounted cash flow analysis of the Company to calculate the estimated present value of the standalone unlevered, after-tax free cash flows” on page 54 of the Proxy Statement is hereby amended and supplemented as follows:

Evercore performed a discounted cash flow analysis of the Company to calculate the estimated present value of the standalone unlevered, after-tax free cash flows, defined as “Tax-Adjusted EBIT”, plus depreciation and amortization, less capital expenditures and less changes in net working capital, that the Company was forecasted to generate during the Company’s fiscal years 2023 through 2027 based on the Forecasts. Evercore calculated terminal values for the Company by applying perpetuity growth rates of 2.5% to 3.5%, which range was selected based on Evercore’s professional judgment and experience, to a terminal year estimate of the unlevered, after-tax free cash flows that the Company was forecasted to generate based on the Forecasts. Evercore then calculated an implied enterprise value by discounting back to present value as of April 2, 2023 in each case the cash flows and terminal values using discount rates ranging from 12.0% to 14.0%, which were based on an estimate of the Company’s weighted average cost of capital, and the mid-year cash flow discounting convention. Evercore estimated the Company’s weighted average cost of capital based on the application of the capital asset pricing model and its professional judgment given the nature of the Company’s business and its industry. In calculating implied enterprise values, Evercore (a) included the present value of federal net operating losses from the Company’s estimated usage of net operating losses for the calendar year 2023 and (b) utilized estimated after-tax pension and other post-employment benefits, in each case as provided by the Company’s management. Based on this range of implied enterprise values, the Company’s estimated net debt of $468 million (calculated as total debt less cash and cash equivalents) as of April 2, 2023, and the number of fully diluted shares of Company Common Stock, approximately 21 million shares, as of June 28, 2023, in each case as provided by the Company’s management, this discounted cash flow analysis indicated a range of implied equity values per share of Company Common Stock of $36.25 to $56.25 (rounded to the nearest $0.25), compared to the Base Per Share Consideration of $56.00 per share of Company Common Stock.

The disclosure under the subheading “Selected Public Company Trading Analysis” is hereby amended and supplemented by adding the following table before the paragraph beginning “Based on the multiples it derived for the selected companies, Evercore applied an enterprise value/Adjusted EBITDA multiple reference range of 8.0x – 12.0x to the Company’s CY23E Adjusted EBITDA based on the Forecasts” and the following text to the paragraph on page 55 of the Proxy Statement:

This analysis indicated the following:

Selected Public Company	Enterprise Value / CY23E Adjusted EBITDA
Smiths Group plc	10.7x
Woodward, Inc.	18.0x
Curtiss-Wright Corporation	13.6x
ITT Inc.	11.7x
IMI plc	9.7x
Flowserve Corporation	12.3x
Crane Company	14.6x
Moog, Inc.	10.2x
Rotork plc	13.8x
Triumph Group, Inc.	9.9x
Gorman Rupp	11.3x

Based on the multiples it derived for the selected companies and based on its professional judgment and experience, Evercore applied an enterprise value/Adjusted EBITDA multiple reference range of 8.0x – 12.0x to the Company’s CY23E Adjusted EBITDA based on the Forecasts. Based on this range of implied enterprise values, the Company’s estimated net debt (calculated as total debt less cash and cash equivalents) as of April 2, 2023, and the number of fully diluted shares of Company Common Stock as of June 28, 2023, in each case as provided by the Company’s management, this analysis indicated a range of implied equity values per share of Company Common Stock of $29.25 to $55.25 (rounded to the nearest $0.25), compared to the Base Per Share Consideration of $56.00 per share of Company Common Stock.

The disclosure under the subheading “Selected Transactions Analysis” is hereby amended and supplemented by adding the following table before the paragraph beginning “Based on the multiples it derived from the selected transactions, Evercore selected a reference range of enterprise value to LTM Adjusted EBITDA multiples of 9.0x to 12.5x” and the following text to the paragraph on page 55 of the Proxy Statement:

	Median	Minimum	Maximum
Enterprise Value / LTM Adjusted EBITDA	12.9x	8.4x	16.9x

Based on the multiples it derived from the selected transactions and based on its professional judgment and experience, Evercore selected a reference range of enterprise value to LTM Adjusted EBITDA multiples of 9.0x to 12.5x and applied this range of multiples to the Company’s LTM Adjusted EBITDA as of April 2, 2023, based on the financial results for the Company provided by the Company’s management. Based on this range of implied enterprise values, the Company’s estimated net debt (calculated as total debt less cash and cash equivalents) as of April 2, 2023, and the number of fully diluted shares of Company Common Stock as of June 28, 2023, in each case as provided by the Company’s management, this analysis indicated a range of implied equity values per share of Company Common Stock of $31.50 to $52.50 (rounded to the nearest $0.25), compared to the Base Per Share Consideration of $56.00 per share of Company Common Stock.

The paragraph beginning “During the two year period prior to the date hereof, Evercore and its affiliates” on page 57 of the Proxy Statement is hereby amended and supplemented as follows:

During the two year period prior to the date hereof, Evercore and its affiliates have ~~provided~~not been engaged to provide any additional financial advisory services to the Company ~~and received fees for the rendering of these services~~and Evercore has not received any compensation from the Company during such period. In addition, during the two year period prior to the date hereof, Evercore and its affiliates have provided financial advisory services to KKR, an affiliate of Parent, and/or its affiliates or portfolio companies and received fees for the rendering of these services. Evercore may provide financial advisory or other services to KKR, Parent, or any of their respective affiliates or portfolio companies in the future, and in connection with any such services Evercore may receive compensation. During the period beginning on April 1, 2021 to the date of delivery of Evercore’s opinion on June 29, 2023, the aggregate fees recognized by Evercore from KKR were approximately $70 million, calculated based on the applicable books and records of Evercore.

The disclosure in the section entitled “Opinion of J.P. Morgan Securities LLC,” beginning on page 58 of the Proxy Statement, is hereby amended and supplemented as follows:

The paragraph beginning “Using publicly available information, J.P. Morgan calculated, for each selected company” on page 60 of the Proxy Statement is hereby amended and supplemented as follows:

Using publicly available information, J.P. Morgan calculated, for each selected company, the multiple of the firm value (the “FV”) (calculated as equity value, plus or minus, as applicable, net debt or net cash) to the analyst consensus estimates of the selected company’s Adjusted EBITDA for calendar years 2023 and 2024 for the applicable company (the “FV/2023E Adj. EBITDA” and “FV/2024E Adj. EBITDA”). The FV/2023E Adj. EBITDA and FV/2024E Adj. EBITDA for the companies selected by J.P. Morgan were as follows:

•	Aerospace & Defense Companies
	FV/2023E Adj. EBITDA	FV/2024E Adj. EBITDA
Woodward, Inc.	18.0x	15.9x
Curtiss-Wright Corporation	13.6x	12.7x
Crane Co.	14.5x	13.3x
Moog Inc.	10.2x	9.1x
Triumph Group, Inc.	9.9x	9.4x

•	Industrial Companies
	FV/2023E Adj. EBITDA	FV/2024E Adj. EBITDA
Smiths Group plc	10.7x	10.1x
ITT Inc.	11.7x	10.7x
IMI plc	9.8x	9.3x
Flowserve Corporation	12.5x	11.0x
Crane Co.	14.5x	13.3x
Rotork plc	13.8x	12.9x
Gorman-Rupp Company	11.3x	10.3x

The paragraph beginning “Based on the results of this analysis, J.P. Morgan selected a FV/2023E Adj. EBITDA multiple reference range for the Company of 8.5x to 14.5x” on page 60 of the Proxy Statement is hereby amended and supplemented as follows:

Based on the results of this analysis and J.P. Morgan’s professional judgment and experience, J.P. Morgan selected a FV/2023E Adj. EBITDA multiple reference range for the Company of 8.5x to 14.5x and a FV/2024E Adj. EBITDA multiple reference range for the Company of 7.5x to 13.5x. J.P. Morgan then applied such reference ranges to the Company’s estimated Adj. EBITDA for calendar years 2023 and 2024, respectively, as set forth in the Forecasts. These analyses indicated ranges of implied per share equity value for the Company Common Stock on a fully diluted basis (rounded to the nearest $0.10) of approximately $32.60 to $71.40 and $34.90 to $80.70 for calendar years 2023 and 2024, respectively. J.P. Morgan compared this to the Base Per Share Consideration of $56.00 per share of the Company Common Stock.

The disclosure before the paragraph beginning “Based on the above analysis, J.P. Morgan selected a FV/LTM Adj. EBITDA Multiple reference range for the Company of 11.0x to 14.0x” is hereby amended and supplemented by adding the following table and text to the paragraph on page 61 of the Proxy Statement:

	Median	Minimum	Maximum
FV/ LTM Adjusted EBITDA Multiples	12.9x	11.1x	14.0x

Based on the above analysis and J.P. Morgan’s professional judgment and experience, J.P. Morgan selected a FV/LTM Adj. EBITDA Multiple reference range for the Company of 11.0x to 14.0x. J.P. Morgan then applied such reference range to the Company’s Adj. EBITDA for the twelve-month period immediately preceding April 2, 2023 as set forth in the Forecasts.

The paragraph beginning “Discounted Cash Flow Analysis” on page 61 of the Proxy Statement is hereby amended and supplemented as follows:

Discounted Cash Flow Analysis.  J.P. Morgan conducted a discounted cash flow analysis, using the unlevered free cash flows (less stock-based compensation) that the Company was forecasted to generate from April 2, 2023 through fiscal year 2027, as set forth in the Forecasts, for the purpose of determining the fully diluted equity value per share for the Company Common Stock. J.P. Morgan also calculated a range of terminal values for the Company at the end of the 5-year period ending in 2027 by applying terminal growth rates ranging from 2.5% to 3.5%, based on J.P. Morgan’s professional judgment and experience, to estimates of terminal revenue for the Company at the terminal year, based on the Forecasts. J.P. Morgan then discounted such unlevered free cash flow estimates and the range of terminal values to present value as of April 2, 2023 using discount rates ranging from 11.0% to 13.0%, which range was chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of the Company, derived using the capital asset pricing model and J.P. Morgan’s professional judgment and experience. J.P. Morgan also included the value of additional tax savings from the usage of net operating losses of the Company for the projections period, which were discounted to present values using the same discount range of 11.0% to 13.0%. The present values of such unlevered free cash flow estimates and the range of terminal values were then adjusted for the Company’s estimated net debt of $529 million, including tax-affected underfunded pension liabilities and other post-employment benefits obligations, calculated as of the last public filings on April 2, 2023, to derive implied equity values per share of the Company Common Stock, based on approximately 21 million shares of Company Common Stock outstanding, as provided by the Company’s senior management, on a fully diluted basis. This analysis indicated a range of implied per share equity value for the Company Common Stock (rounded to the nearest $0.10) of $42.80 to $68.60, which J.P. Morgan compared to the Base Per Share Consideration of $56.00 per share of the Company Common Stock.

The disclosure in the section entitled “Certain Unaudited Prospective Financial Information,” beginning on page 63 of the Proxy Statement, is hereby amended and supplemented as follows:

The disclosure under the subheading “Certain Unaudited Prospective Financial Information” is hereby amended and supplemented by adding the following rows and footnote to the table on page 64 of the Proxy Statement:

MANAGEMENT FORECASTS
(dollars in millions)
	2023E(5)	2024E	2025E	2026E	2027E
Revenue	$861	$920	$997	$1,075	$1,162
adj. EBITDA(1)	$135	$160	$191	$226	$264
Less: Depreciation and amortization expense	$(16)	$(18)	$(19)	$(21)	$(22)
adj. EBIT(2)	$119	$142	$172	$206	$241
Less: Taxes(7)	$(30)	$(35)	$(43)	$(51)	$(60)
EBIAT(3)	$89	$106	$129	$154	$181
Plus: Depreciation and amortization expense	$16	$18	$19	$21	$22
Less: Capital expenditures(6)	$(32)	$(32)	$(32)	$(25)	$(23)
Less: Change in adjusted working capital	$(7)	$(7)	$(9)	$(14)	$(17)
Unlevered free cash flow(4)	$67	$85	$108	$136	$163
(1)
Adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”) refers to the Company’s net income plus interest expense, tax expense and depreciation and amortization, adjusted for restructuring related inventory charges (recoveries), restructuring changes (recoveries), net, special (recoveries) charges, net, and goodwill impairment charges.

(2)
Adjusted earnings before interest and taxes (“adjusted EBIT”) refers to the Company’s net income plus interest expense and tax expense, adjusted for restructuring related inventory charges (recoveries), restructuring changes (recoveries), net, special (recoveries) charges, net, and goodwill impairment charges.

(3)	Earnings before interest after taxes (“EBIAT”) refers to the Company’s adjusted EBIT less tax expense.
(4)	Unlevered free cash flow is defined as EBIAT plus depreciation and amortization, less capital expenditures and less changes in adjusted working capital.
(5)	The CIP Projections presented for 2023E: revenue of $865 million, adjusted EBITDA of $130 million and adjusted EBIT of $113 million.
(6)	The CIP Projections and the version of the Management Forecasts provided to second round bidders presented for 2023E capital expenditures of $(29) million.
(7)	Assumes 25% tax rate on EBIT.

About CIRCOR International, Inc.

CIRCOR International, Inc. is one of the world’s leading providers of mission critical flow control products and services for the Industrial and Aerospace & Defense markets. The Company has a product portfolio of market-leading brands serving its customers’ most demanding applications. CIRCOR markets its solutions directly and through various sales partners to more than 14,000 customers in approximately 100 countries. The Company has a global presence with approximately 3,100 employees and is headquartered in Burlington, Massachusetts. For more information, visit the Company’s investor relations website at http://investors.circor.com.

Additional Information and Where to Find It

This Current Report on Form 8-K does not constitute a solicitation of any vote or approval. In connection with the proposed transaction, CIRCOR filed the Proxy Statement with the SEC on July 17, 2023 and mailed the Proxy Statement to stockholders of the Company entitled to vote at the Special Meeting on or around July 17, 2023. CIRCOR may also file other documents with the SEC regarding the proposed transaction. This document is not a substitute for the Proxy Statement or any other document that may be filed by CIRCOR with the SEC.

BEFORE MAKING ANY VOTING DECISION, CIRCOR’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT IN ITS ENTIRETY AND ANY OTHER DOCUMENTS FILED BY CIRCOR WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION OR INCORPORATED BY REFERENCE THEREIN BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED TRANSACTION BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION.

Any vote in respect of resolutions to be proposed at a CIRCOR stockholder meeting to approve the proposed transaction or related matters, or other responses in relation to the proposed transaction, should be made only on the basis of the information contained in CIRCOR’s Proxy Statement. Stockholders may obtain a free copy of the Proxy Statement and other documents CIRCOR files with the SEC (when available) through the website maintained by the SEC at www.sec.gov. CIRCOR makes available free of charge on its investor relations website at investors.circor.com copies of materials it files with, or furnishes to, the SEC.

The proposed transaction will be implemented solely pursuant to the Merger Agreement, which contains the full terms and conditions of the proposed transaction.

Participants in the Solicitation

CIRCOR and certain of its directors, executive officers and certain employees and other persons may be deemed to be participants in the solicitation of proxies from CIRCOR’s stockholders in connection with the proposed transaction. Security holders may obtain information regarding the names, affiliations and interests of CIRCOR’s directors and executive officers in CIRCOR’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, which was filed with the SEC on March 15, 2023. To the extent the holdings of CIRCOR’s securities by CIRCOR’s directors and executive officers have changed since the amounts set forth in CIRCOR’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Investors may obtain additional information regarding the interests of participants in the solicitation of proxies from CIRCOR’s stockholders in connection with the proposed transaction, which may, in some cases, be different than those of CIRCOR’s stockholders generally, by reading the Proxy Statement and other materials that may be filed with the SEC in connection with the proposed transaction when they become available. These documents (when available) may be obtained free of charge from the SEC’s website at www.sec.gov and the investor relations page of CIRCOR’s website at investors.circor.com.

Cautionary Statement Regarding Forward Looking Statements

This Current Report on Form 8-K includes forward-looking statements that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those implied by the forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including all statements regarding the intent, belief or current expectation of the Company and members of its senior management team and can typically be identified by words such as “believe,” “expect,” “estimate,” “predict,” “target,” “potential,” “likely,” “continue,” “ongoing,” “could,” “should,” “intend,” “may,” “might,” “plan,” “seek,” “anticipate,” “project” and similar expressions, as well as variations or negatives of these words. Forward-looking statements include, without limitation, statements regarding the proposed transaction with KKR, including timing to closing. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those currently anticipated due to a number of risks and uncertainties. Risks and uncertainties that could cause the actual results to differ from expectations contemplated by forward-looking statements include: uncertainties as to the timing of the Merger; uncertainties as to how many of the Company’s stockholders will vote their stock in favor of the transaction; the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement, including circumstances requiring a party to pay the other party a termination fee pursuant to the Merger Agreement; the ability of the parties to consummate the proposed transaction on a timely basis or at all; the satisfaction of the conditions precedent to the consummation of the proposed transaction, including the ability to secure regulatory approvals and stockholder approval on the terms expected, at all or in a timely manner; the effects of the transaction (or the announcement or pendency thereof) on relationships with associates, customers, manufacturers, suppliers, employees (including the risks relating to the ability to retain or hire key personnel), other business partners or governmental entities; transaction costs; the risk that the Merger will divert management’s attention from the Company’s ongoing business operations or otherwise disrupts the Company’s ongoing business operations; changes in the Company’s businesses during the period between now and the closing; certain restrictions during the pendency of the proposed transaction that may impact the Company’s ability to pursue certain business opportunities or strategic transactions; risks associated with litigation relating to the proposed transaction; inability to achieve expected results in pricing and cost cut actions and the related impact on margins and cash flow; the effectiveness of the Company’s internal control over financial reporting and disclosure controls and procedures; the remediation of the material weaknesses in the Company’s internal controls over financial reporting or other potential weaknesses of which the Company is not currently aware or which have not been detected; the uncertainty associated with the current worldwide economic conditions and the continuing impact on economic and financial conditions in the United States and around the world, including as a result of COVID-19, rising inflation, increasing interest rates, natural disasters, military conflicts, including the conflict between Russia and Ukraine, terrorist attacks and other similar matters, and other risks and uncertainties detailed from time to time in documents filed with the SEC by the Company, including current reports on Form 8-K, quarterly reports on Form 10-Q and annual reports on Form 10-K. All forward-looking statements are based on information currently available to the Company and the Company assumes no obligation to update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by applicable law. The information set forth herein speaks only as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 16, 2023

CIRCOR International, Inc.

	By:	/s/ Jessica Wenzell
	Name:	Jessica Wenzell
	Title:	General Counsel & Chief People Officer